Exhibit 23



                        Independent Auditors' Consent
                        -----------------------------



We consent to the report dated March 16, 1994, except as to the third paragraph of Note 1 and the last paragraph of Note 16 which are as of July 19, 1994, relating to the consolidated statements of condition of Constellation Bancorp and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the May 5, 1994 report on Form 8-K, as amended, of CoreStates Financial Corp. Our report refers to the restatement of the 1993 financial statements to remove certain merger-related charges and to a change in accounting for postretirement benefits, other than pensions, income taxes and certain investments in debt and equity securities in 1993.

/s/ KPMG Peat Marwick LLP

Short Hills, New Jersey
September 12, 1994

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